Exhibit 99.1

ADMA Biologics Announces Preliminary Fourth Quarter and Full Year 2022 Revenues and Provides 2023 Financial Guidance

Fourth Quarter 2022 Preliminary Unaudited Total Revenues of Approximately $49-$50 Million, an 89% Year-Over-Year Increase

Full Year 2022 Preliminary Unaudited Total Revenues of Approximately $153-$154 Million, an 90% Increase Over Full Year 2021

Full Year 2023 Total Revenues are Expected to be $210 Million or More, Representing Approximately 40% Year-Over-Year Growth Rate

First-Time Positive EBITDA Expected During Second Half of 2023

RAMSEY, N.J. and BOCA RATON, Fla., January 17, 2023 -- ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics, today reported that it expects preliminary, unaudited revenue for the fourth quarter ended December 31, 2022 to be approximately $49-50 million, an increase of approximately 89% over the fourth quarter of 2021, and full year 2022 preliminary, unaudited revenue of approximately $153-$154 million, an increase of approximately 90% over full year 2021.

“ADMA has successfully demonstrated its position as the fastest growing provider of immunoglobulin in the US market,” said Adam Grossman, President and Chief Executive Officer of ADMA. “Enabled by the milestone achievements across our organization, we believe we have a clear line of sight to durable revenue growth as well as rapidly approaching profitability.  With the investment phase of ADMA’s business cycle concluding and the business’ foundation solidly established, we have gained confidence in the Company’s pathway to achieve positive EBITDA during the second half of 2023 as well as our conviction in the ultimate revenue and profitability potential ADMA’s asset base is expected to generate thereafter.  In 2023, building on the established momentum, our organization is unified and unwavering in our focus on delivering on all strategic and financial objectives.”

2023 Outlook
ADMA currently anticipates full year 2023 total revenues of $210 million or more. This outlook is based on our expectations that the U.S. immune globulin market will continue to grow and there will be further share gains for ADMA’s commercial products within this end-market landscape. A favorably evolving product mix coupled with the realization of supply chain and manufacturing efficiencies are anticipated to drive further margin improvements throughout the year.  As a result, ADMA anticipates generating first-time positive EBITDA during the second half of 2023.

During 2023, ADMA expects to complete the buildout and open its tenth plasma collection center and obtain United States Food and Drug Administration licensure for three additional plasma collection centers.

Longer term, the Company comprehensively reiterates all previously provided financial targets; however, ADMA notes current business trends are tracking at the upper bound of Company expectations.

ADMA plans to provide further details related to its 2023 financial expectations on the fourth quarter and full year 2022 earnings call.

Fourth Quarter and Full Year 2022 Financial Results Conference Call

ADMA plans to host a conference call and webcast to discuss its fourth quarter and full year 2022 financial results during the first quarter of 2023 in conjunction with filing its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission.

The financial information included in this press release is preliminary, unaudited and subject to adjustment. It does not present all information necessary for an understanding of the Company’s fourth quarter and full year financial results for 2022.

About ADMA Biologics, Inc.

ADMA Biologics is an end-to-end American commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 and European Patent No. 3375789, among others, related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “targets,” “plans,” “predicts,” “projects,” “should,” “will” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about ADMA’s fourth quarter and full year 2022 revenues or future results of operations (including, but not limited to 2023 revenues and the timing for achieving positive EBITDA and profitability) and the assumptions in connection therewith; the ability to complete the buildout of ADMA’s tenth plasma collection center and obtain FDA approval of its currently unlicensed plasma collection centers, and the associated timing in connection therewith; the timing related to the fourth quarter and full year 2022 financial results conference call; and the filing timing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:
Skyler Bloom
Senior Director, Corporate Strategy and Business Development | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:
Michelle Pappanastos
Senior Managing Director, Argot Partners | 212-600-1902 | michelle@argotpartners.com